Exhibit 4.30

Portions of this Exhibit have been redacted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

LEASE

between

BNP PARIBAS DEPOSITARY SERVICES (JERSEY) LIMITED AND BNP PARIBAS DEPOSITARY SERVICES LIMITED AS TRUSTEES OF THE MAYFAIR CAPITAL COMMERCIAL PROPERTY TRUST

as Landlord and

LUMIRADX UK LTD

as Tenant

LEASE

of

Site 16, Athena, Centralpoint, Eurocentral, Motherwell

THIS LEASE is entered into between

(1)
BNP PARIBAS DEPOSITARY SERVICES (JERSEY) LIMITED, formerly BNP PARIBAS SECURITIES SERVICES TRUST COMPANY (JERSEY) LIMITED, their name having changed conform to Certificate of Incorporation on Change of Name dated 7 March 2018, a company incorporated under the laws of Jersey (Registered Number 6043) and having its registered office formerly at Liberte House, 19-23 La Motte Street, St Helier, Jersey JE2 4SY and now at IFC 1, The Esplanade, St Helier, Jersey, JE1 4BP and BNP PARIBAS DEPOSITARY SERVICES LIMITED, formerly BNP PARIBAS SECURITIES SERVICES TRUST COMPANY LIMITED, their name having changed conform to Certificate of Incorporation on Change of Name dated 7 March 2018, a company incorporated under the laws of Jersey (Registered Number 14168) and having its registered office formerly at Liberte House, 19-23 La Motte Street, St Helier, Jersey JE2 4SY and now at IFC 1, The Esplanade, St Helier, Jersey, JE1 4BP, as trustees of the MAYFAIR CAPITAL COMMERCIAL PROPERTY TRUST established pursuant to a Trust Instrument between BNP Paribas Securities Services Trust Company (Jersey) Limited and BNP Paribas Securities Services Trust Company Limited (as trustees) and Mayfair Capital Commercial Property Trust Manager Limited (as manager) dated 14 March 2014 (the "Landlord"); and

(2)
LUMIRADX UK LTD, incorporated under the Companies Acts in England with company number 09206123 and having its registered office at 3 More London Riverside, London, SE1 2AQ (the "Tenant").

IT IS AGREED as follows:-

1.
DEFINITIONS AND INTERPRETATION

1.1
In this Lease:

"Action Plan"	means an action plan as defined in the AEP Regulations for the Premises
"AEP Regulations"	means the Assessment of Energy Performance of Nondomestic Buildings (Scotland) Regulations 2016
"Arbitration"	means arbitration in accordance with Clause 7.12
"Arbitration Act"	means the Arbitration (Scotland) Act 2010
"Arbitration Rules"	means the Scottish Arbitration Rules as set out in Schedule 1 of the Arbitration Act (as varied by this Lease)
"Break Date"	means each of 2 September 2030 and 2 September 2035
"Business Day"	means any day which is not a Saturday, Sunday, bank holiday or public holiday in Edinburgh, Glasgow and London
"CDM Regulations"	means the Construction (Design and Management) Regulations 2015
"Conducting Media"

means all conducting media including gutters, gullies, pipes, sewers, drains, watercourses, channels, ducts, flues, wires, aerials, cables, mains, cisterns and tanks together with all meters and other apparatus used in connection with them

"Contractual Term"	means the period from and including the Date of Entry to and including 1 September 2040
"Costs"	means costs, charges, expenses, losses, liabilities, damages, claims, demands, proceedings and actions (as the context requires)

"Creditor"	means any creditor in any permitted standard security over the tenant's interest in this Lease which has been notified to the Landlord
"Date of Entry	means 2 September 2020
"DEC"	means a display energy certificate as defined in regulation 11 of the AEP Regulations for the Premises
"Decoration Year"	means the fifth year of the Term and every fifth year after that
"Deed of Conditions"

means the Deed of Conditions by TAL CPT Land Development Partnership LLP and TAL SE Land Development Partnership LLP dated 5 April 2005 and registered in the Land Register of Scotland under Title Number LAN194451

"Energy Certificate"	means an EPC, DEC or Action Plan or any combination of them as required
"Environmental Performance"

means the efficiency of the:-

(a) consumption of energy

(b) consumption or use of water

(c) waste generation and management and

(d) consumption of other resources

involved in the use and/or operation of the Premises

"EPC"	means an energy performance certificate in terms of the Energy Performance of Buildings (Scotland) Regulations 2008
"External Decoration Year"	means the third year of the Term and every third year after that
"Fixtures and Fittings"

means all fixtures and fittings (other than tenants' fixtures and fittings) in or upon the Premises including plant and machinery, lifts, boilers, central heating, air conditioning, lighting, security, plumbing, sanitary and sprinkler systems, water supply and gas installations, fire fighting equipment and all related Conducting Media and any other apparatus from time to time in or upon the Premises

"Group Company"

means any company which is a member of the same group as the Tenant. For the purposes of this definition the group means the Tenant, any company of which the Tenant is a subsidiary (ie the Tenant's holding company), any other subsidiary of that holding company and any company which is a subsidiary of the Tenant

"Improvement Measures"	means building improvement measures as defined in regulation 6(3)(c) of the AEP Regulations
"Industrial Development"	means the area shown outlined in red on the Industrial Development Plan

"Industrial Development Plan"	means the plan contained at Part 5 of the Schedule
"Insolvency Date"	means either the date of appointment of the Insolvency Practitioner or the date of calling up by a Creditor
"Insolvency Practitioner"	means any receiver, administrator or liquidator appointed in respect of the Tenant
"Insured Risks"

means fire, lightning, explosion, earthquake, storm, tempest, flood, impact, bursting or overflowing of water tanks and pipes, damage by aircraft and other aerial devices or articles dropped from them, riot and civil commotion, terrorism, labour disturbance and malicious damage and such other normal commercial risks as the Landlord may from time to time decide to insure against

"Interest Rate"

means interest at the rate of 4 per cent per annum above the base rate from time to time of Barclays Bank UK PLC (both before and after any judgment) or such other comparable interest rate as the Landlord may reasonably require from time to time

"Landlord's Permission"	means the previous approval in writing of the Landlord (such approval not to be unreasonably withheld or delayed)
"Legislation"

means any statute or any order, instrument or regulation made under it, or any notice or order issued by a government department, the legislative making institutions of the European Union or local public regulatory or other authority

"Market Rent"	has the meaning given to it in paragraph 2 of Part 4 of the Schedule
"Monetary Breach"	means any failure by the Tenant to pay all or any part of the sums payable by the Tenant under this Lease when due
"Non-Monetary Breach"	means any failure by the Tenant to perform any of its obligations under this Lease other than a Monetary Breach
"Operational Rating"	means operational rating as defined in regulation 3 of the AEP Regulations
"Parties"	means the Landlord and the Tenant
"Permitted Use"

means use for production, storage, distribution and ancillary offices or such other use as the Landlord may consent to in writing, such consent not to be unreasonably withheld or delayed in the case of a use within Class 4, 5 and 6 of the Schedule to the Town and Country Planning (Use Classes) (Scotland) Order 1997 (as at the Date of Entry)

"Pertinents"	means the rights specified in Part 2 of the Schedule

"Planning Acts"

means the Planning etc. (Scotland) Act 2006, the Town and Country Planning (Scotland) Act 1997, the Planning (Listed Buildings and Conservation Areas) (Scotland) Act 1997, the Planning (Hazardous Substances) (Scotland) Act 1997, the Planning (Consequential Provisions) (Scotland) Act 1997, the Local Government and Planning (Scotland) Act 1982 and any other Legislation of a similar nature in force from time to time during the Term

"Premises"	means the subjects let by this Lease and described in Part 1 of the Schedule and each and every part of them
"Principal Rent"	means [***] per annum (exclusive of any VAT properly payable on it), subject to (a) review in accordance with 6 of the Schedule and (b) the provisions of Clauses 3.2 and 3.3
"Quarter Days"	means each 28th day of February, May, August and November and "Quarter Day" means any one of them
"Reinstatement Value"

means the full costs likely to be incurred from time to time in reinstating the Premises in accordance with this Lease, having regard to all relevant factors, including:-

(a) temporarily making the Premises safe and protecting any adjoining structures

(b) debris removal, shoring or propping up, hoarding, demolition and site clearance

(c) obtaining planning and any other requisite consents or approvals

(d) complying with the requirements of any Legislation

(e) architects', surveyors' and other professional fees incurred by the Landlord in relation to the reinstatement

(f) all construction costs (including any increases in construction costs expected or anticipated to take place at any time up to the date upon which the Premises have been fully rebuilt or reinstated)

(g) any VAT chargeable on any of the reinstatement costs (except where the Landlord is able to recover such VAT as an input in relation to supplies made by the Landlord)

"Rent Commencement Date"	means 2 September 2021
"Rent Review Dates"	means 2 September 2025 and 2 September in every fifth year after that
"Reservations"	means the rights and reservations specified in Part 3 of the Schedule
"Schedule"	means the Schedule annexed and executed as relative to this Lease

"Schedule of Condition"

means the schedule of condition at Part 6 of the Schedule but providing always that as at any time the same requires to be referred to or considered for the purposes of this Lease, it shall be assumed that the works detailed at Part 7 of the Schedule have been carried out and completed prior to the Date of Entry in a good and workmanlike manner, in accordance with all relevant statutory requirements and good building practice and any item of disrepair which may be noted in the schedule which is contrary to this position shall accordingly be disregarded

"Term"	means the period for which this Lease is granted together with any continuation of it, whether by tacit relocation, by statute or for any other reason
"Termination Date"	means the date of expiry or sooner termination of this Lease
"this Lease"	means this lease as varied or amended from time to time
"Title Documentation"	means the title deeds and other documents of and relating to the Premises
"Transaction"	means any assignation, sub-lease, assignation of a sub-lease, charge of or other dealing with the Tenant's (or any sub or sub-under-tenant's) interest in the Premises
"Trust"

means the Mayfair Capital Commercial Property Trust established pursuant to a Trust Instrument between BNP Paribas Securities Services Trust Company (Jersey) Limited and BNP Paribas Securities Services Trust Company Limited (as trustees) and Mayfair Capital Commercial Property Trust Manager Limited (as manager) dated 14 March 2014 as the same may be amended from time to time

"Trustees"	means the said BNP Paribas Depositary Services (Jersey) Limited and the said BNP Paribas Depositary Services Limited and in substitution therefor their successors as trustees of the Trust
"Uninsured Risks"

means any risk expressly specified in the Insured Risks definition that:

(a)
is not insured against because, at the time the insurance is taken out or renewed, insurance is not generally available in the UK market on normal commercial terms; or
(b)
is not, at the date of the damage or destruction, against by reason of a limitation or exclusion imposed by the insurers but will not include loss or damage (or the risk of it) caused by reason of the Tenant's act or failure to act

"VAT"	means Value Added Tax as referred to in the Value Added Tax Act 1994 and any equivalent tax which may be imposed in substitution for it or in addition to it

1.2.
In interpreting this Lease:-

1.2.1.
reference to a Clause, Schedule or Part of a Schedule is to the relevant Clause, Schedule or Part of a Schedule of or to this Lease and reference, in any Part of the Schedule, to a numbered paragraph is a reference to the relevant numbered paragraph in that Part of the Schedule;

1.2.2.
reference to the Premises is to the whole or any part of them or it;

1.2.3.
the expression "Landlord" includes the party designed as the Landlord in this Lease or its successors to the landlord's part of this Lease;

1.2.4.
the expression "Tenant" includes the party designed as the Tenant in this Lease and its permitted assignees in substitution for them and in the case of an individual includes his personal representatives;

1.2.5.
if there is more than one person included in the expression the "Tenant" obligations contained in this Lease which are expressed to be made by the Tenant are binding jointly and severally on them and their respective executors and representatives whomsoever without the necessity of discussing them in their order;

1.2.6.
where the Tenant is a partnership, the obligations of the Tenant under this Lease are binding jointly and severally on all persons who are or become partners at any time while the partnership is the Tenant or remain liable under this Lease and their respective executors and representatives whomsoever as well as on the partnership and its whole stock, assets, funds and estate, without the necessity of discussing them in their order, and such obligations will subsist and remains in full force and effect notwithstanding any change(s) which may take place in or in the name of the partnership, whether by the assumption of a new partner or partners or by the retiral, bankruptcy or death of any individual partner or otherwise; Provided that the Landlord will not unreasonably withhold consent to the release of a retiring partner or the trustee in bankruptcy or the estate of a deceased partner from liability under this Lease if the Landlord is satisfied, acting reasonably, that the covenant of the remaining partners remains at a level not substantially less than it was prior to such retiral or bankruptcy or death;

1.2.7.
reference to a piece of legislation, unless stated otherwise, includes all prior and subsequent enactments, amendments and modifications relating to that piece of legislation and any subordinate legislation made under it;

1.2.8.
reference to a "person" includes any individual firm, unincorporated association or body corporate and vice versa;

1.2.9.
words importing the singular number include the plural number and vice versa and words importing one gender include all genders;

1.2.10.
reference to an "act or default of the Tenant" includes an act or default of any predecessor or any person deriving title under or through the Tenant, or their respective employees, agents, licensees or visitors;

1.2.11.
an obligation of or undertaking by the Tenant not to do (or omit) any act or thing includes an obligation or undertaking not to permit or suffer such act or thing to be done (or omitted) and to prevent (or, as the case may be, to require) it being done;

1.2.12.
the words "include(s)", "including" and "in particular" or any similar expression are to be construed without limitation;

1.2.13.
reference to Principal Rent or other sums payable by the Tenant is exclusive of VAT;

1.2.14.
the headings and the table of contents are included for convenience only and are to be disregarded in interpreting this Lease;

1.2.15.
the terms "subsidiary" and "holding company" have the meanings given to them in section 1159 of the Companies Act 2006;

1.2.16.
the Schedule forms part of this Lease and has effect as if set out in full in the body of this Lease and reference to this Lease includes the Schedule; and

1.2.17.
any right (or obligation to permit the Landlord) to enter the Premises (whether contained in Part 3 of the Schedule or elsewhere in this Lease) entitles the Landlord to remain on the Premises for the purposes for which it is entering, with or without plant, machinery and equipment, and such right may be exercised by others authorised by the Landlord to do so.

2.
GRANT OF LEASE
2.1.
In consideration of the Principal Rent and other provisions of this Lease, the Landlord lets the Premises, TOGETHER WITH the Pertinents, to the Tenant but EXCEPTS and RESERVES to the Landlord the Reservations.
2.2.
This Lease is granted for the Contractual Term.
2.3.
The Tenant accepts the Premises in their condition at the Date of Entry as being in good and substantial condition and fit for the purpose(s) let.
2.4.
The Tenant may terminate this Lease on any Break Date by serving written notice on the Landlord not less than nine months before the relevant Break Date and then this Lease will end on the relevant Break Date if:-
2.4.1.
on the relevant Break Date the Principal Rent due on or before that Break Date and any VAT payable on it has been paid in full; and
2.4.2.
on the relevant Break Date the whole of the Premises are given back to the Landlord free of the Tenant's occupation and the occupation of any other occupier and without any continuing sub-leases

2.5.
The Landlord may waive either of the pre-conditions in Clauses 2.4.1 and 2.4.2 at any time before the relevant Break Date by notifying the Tenant.

2.6.
If this Lease ends under Clause 2.4, this will not affect the rights of any party for any prior breach of an obligation in this Lease.

2.7.
Time is of the essence for the purposes of Clause 2.4.

2.8.
Any warranty by the Landlord whether arising at common law or otherwise as to the fitness for purpose or state of repair or condition of the Premises or any other property is expressly excluded from this Lease notwithstanding anything to the contrary contained in this Lease.

2.9.
Except where expressly imposed as a positive obligation upon the Landlord in this Lease, the Landlord will not be obliged (whether under this Lease, at common law or otherwise) to carry out or pay for the carrying out of any repairs (whether ordinary or extraordinary), renewals, maintenance, replacement, rebuilding or any other works whatsoever to or in respect of the Premises (and/or any other property).

3.
RENTS
3.1.
The Tenant must pay to the Landlord by way of rent throughout the Term without any deduction, counterclaim or set off (save where required by law):-
3.1.1.
without written demand, the Principal Rent by equal quarterly payments in advance on each of the Quarter Days. The first payment will be a proportionate payment for the period from the Rent Commencement Date until the day immediately preceding the Quarter Day following the Rent Commencement Date, and will be due and payable on the Rent Commencement Date. The next payment will be due and payable on such Quarter Day for the quarter following and so forth quarterly after that;
3.1.2.
the sums payable in connection with insurance set out in Clause 6.2; and
3.1.3.
all other sums due under this Lease from the Tenant to the Landlord.

3.2.
For the period of 12 months from the Date of Entry until the day immediately preceding the Rent Commencement Date (inclusive), the Principal Rent payable by the Tenant hereunder shall be the sum of ONE POUND (£1) per annum (exclusive of any VAT properly payable on it), if asked only.

3.3.
For the period of 4 months from 2 September 2030 until 1 January 2031, the Principal Rent payable by the Tenant hereunder shall be the sum of ONE POUND (£1) per annum (exclusive of any VAT properly payable on it), if asked only.

4.
TENANT'S OBLIGATIONS
4.1.
Rent and Payments
4.1.1.
The Tenant must pay the rents specified in Clause 3 at the times and in the manner specified.

4.1.2.
The Tenant must pay the rents by electronic transfer from a United Kingdom bank account to the United Kingdom bank account notified by the Landlord to the Tenant from time to time

4.2.
Outgoings
4.2.1.
The Tenant must pay all existing and future rates, taxes, duties, charges, assessments and outgoings payable in respect of the Premises, their owner or occupier. The Tenant will not be liable to pay:-

(a)
any taxes payable by the Landlord in connection with any dealing with its interest in this Lease; or

(b)
any taxes payable by the Landlord by reason of the receipt of the rents (other than VAT on the rents).

4.2.2.
The Tenant must pay for the drainage, water, gas, electricity, telephone and all other services or amenities exclusively used by or available to the Premises and a fair proportion of any such outgoings payable in relation to the Premises and other property.

4.2.3.
The Tenant must pay and indemnify the Landlord against any existing and future environmental taxes, charges, levies, supplements and impositions attributable to the Premises or to the use and occupation of them and/or to the supply and consumption of energy in them and/or in respect of any notional or actual emissions from them.

4.2.4.
If the Landlord loses rating relief (or any similar relief or exemption) after the Termination Date because the relief has been allowed to the Tenant or anyone else the Tenant must pay to the Landlord a sum equal to the relief that the Landlord has lost within seven days of demand.

4.3.
Service charge

The Tenant must pay to the Landlord without any retention or deduction (save where required by law):-

4.3.1.
on demand a sum equal to all sums properly payable by the Landlord by way of Service Charge (as defined in the Deed of Conditions) or otherwise under the Deed of Conditions from time to time or otherwise properly and reasonably incurred by the Landlord in observing and performing the real burdens and conditions, obligations and others contained in the Deed of Conditions, but in all cases only in so far as such sums are properly referable to the Premises (as determined by the Landlord acting reasonably);

4.3.2.
on demand an equitable proportion in respect of the Premises (to be determined by the Landlord acting reasonably) of the proper and reasonable fees, commission and outlays payable by the Landlord from time to time to any managing agents appointed by the Landlord pursuant to Clause 7.9 (but the Tenant shall not be obliged to pay towards such costs to the extent that they relate solely to the collection of rent or other sums due by the Tenant); and

4.3.3.
on demand an equitable proportion in respect of the Premises (to be determined by the Landlord acting reasonably) of any other costs properly and reasonably incurred by the Landlord from time to time in the performance of the Landlord's obligations under Clause 5.2.

4.4.
Costs

The Tenant must pay to the Landlord within 14 days of demand all Costs which may be properly incurred by the Landlord in connection with or in contemplation of:-

4.4.1.
the preparation and service of a notice (including any schedule of dilapidations) served during the Term or within two months of the Termination Date and relating to the repair or condition of the Premises or any other breach by the Tenant of its obligations contained in this Lease;

4.4.2.
any application by the Tenant for any approval or consent required by this Lease even if the application is withdrawn or the approval or consent is lawfully refused (to the extent that such Costs are reasonably incurred), except in cases where the Landlord is required to act reasonably and the Landlord unreasonably refuses to give consent;

4.4.3.
the preparation of any licence or other document used to record any consent or approval given (to the extent that such Costs are reasonably incurred); and

4.4.4.
claiming or recovering any arrears of Principal Rent or other sums due under this Lease or in connection with the enforcement or remedying of any breach of the Tenant's obligations contained in this Lease.

4.5.
VAT

4.5.1.
The Tenant must pay (in exchange for a valid VAT invoice properly addressed to the Tenant) any VAT chargeable upon the Principal Rent and upon other sums payable by the Tenant under this Lease.

4.5.2.
Where the Tenant is obliged to reimburse or indemnify the Landlord in respect of a payment made by the Landlord under the terms of or in connection with this Lease, the Tenant must reimburse any irrecoverable VAT paid by the Landlord on that payment.

4.6.
Interest on Arrears

If any sum payable to the Landlord under this Lease is not paid by the due date (whether demanded or not in respect of rent) or, if no date is specified, not paid within 1O Business Days after the date of demand, the Tenant must pay to the Landlord (without prejudice to any right or remedy of the Landlord) interest at the Interest Rate on that sum from the due date until the date of actual payment inclusive of both dates.

4.7.
Repair

4.7.1.
Subject to Clause 4.7.2 the Tenant must maintain, repair, renew, rebuild and reinstate the Premises at its own expense so that they are at all times kept in good and substantial repair and condition in every respect (but the Tenant's obligations under this clause will be restricted to keeping the Premises in no worse state of repair and condition than they were in at the Date of Entry as evidenced by the Schedule of Condition), all to the reasonable satisfaction of the Landlord, irrespective of:-
(a)
the age or state of dilapidation of the Premises;

(b)
the cause of or extent of the damage, deterioration or destruction of the Premises; and
(c)
whether the repair, maintenance, renewal, rebuilding or reinstatement is rendered necessary by any latent or inherent defect(s) in the Premises

4.7.2.
The Tenant is not liable to repair (a) damage caused by any of the risks against which the Landlord is obliged to insure in terms of Clause 6.1 unless the Landlord's insurance is vitiated or the policy monies are irrecoverable as a result (wholly or in part) of any act or default of the Tenant and the Tenant has not reimbursed the Landlord the sum then due under Clause 6.2.1(f)) or (b) damage caused by any Uninsured Risk or (b) any wants of repair disclosed by the Schedule of Condition.

4.7.3.
The Tenant, at its own expense, must keep all Fixtures and Fittings in good working order, repair and condition to the reasonable satisfaction of the Landlord and must replace and renew any Fixtures and Fittings which become incapable of economic repair with modern ones of equivalent specification and quality all to the reasonable satisfaction of the Landlord.

4.7.4.
The Tenant, at its own expense, must make good all defects and wants of repair affecting the Premises for which the Tenant is responsible to the Landlord's reasonable satisfaction within 14 days (or such longer or shorter period of time as is reasonable having regard to the defect in question) after the Landlord serves a schedule of dilapidations on the Tenant. If the Tenant fails satisfactorily to comply with such schedule the Landlord and all persons authorised by the Landlord may enter the Premises (without prejudice to any other rights and remedies available to the Landlord) to execute the relevant works. The cost of such works (together with legal and surveyors' fees) properly incurred must be repaid by the Tenant to the Landlord upon demand.

4.8.
Decoration

4.8.1.
Subject to Clause 4.8.2 the Tenant must decorate:-

(a)
the exterior of the Premises as often as reasonably necessary and in any event in every External Decoration Year and in the last 12 months of the Term (however determined); and
(b)
the interior of the Premises as often as reasonably necessary and in any event in every Decoration Year and in the last 12 months of the Term (however determined).

4.8.2.
All decoration is to be carried out in a good and workmanlike manner with good quality materials and in a colour which, if different to the existing colour, has the Landlord's Permission.

4.9.
Cleaning and Tidying

4.9.1.
The Tenant must keep the Premises in a clean and tidy condition and clear of all rubbish.

4.9.2.
The Tenant must clean the inside and outside of the windows, window frames and all the glass (if any) in the doors of the Premises as often as is reasonably necessary.

4.9.3.
The Tenant must keep all external areas comprised in the Premises adequately surfaced, marked out and in good condition free from weeds, moss and other vegetation and all landscaped areas and any planters comprised in the Premises properly cultivated and must maintain any external floodlights comprised in the Premises in proper working order and ensure that the same are switched on during the hours of darkness.

4.9.4.
As often as reasonably required, the Tenant must clean, wash or treat in an appropriate manner and to the reasonable satisfaction of the Landlord, all surfaces, finishes and materials of the exterior and interior of the Premises which ought normally to be so cleaned, washed and treated including any concrete, cladding, metal, stonework, wood and plastic.

4.10.
Overloading and Harming Conducting Media

4.10.1.
The Tenant must not overload the Fixtures and Fittings or the floors, ceilings or structure of the Premises.

4.10.2.
The Tenant must not overload or permit any deleterious, dangerous or harmful matter or substance which may cause an obstruction or damage to be discharged into the Conducting Media within or serving the Premises. In the event of such obstruction or damage, the Tenant must remove and make good the damage caused immediately to the reasonable satisfaction of the Landlord.

4.10.3.
The Tenant must not place any heavy articles in such a position or in such quantity or weight or otherwise in such manner as to be likely to overload or cause damage to the Premises in the reasonable opinion of the Landlord.

4.11.
Access of Landlord

4.11.1.
The Tenant must permit the Landlord to enter the Premises at reasonable times and on reasonable notice (except in an emergency, when no notice will be required):-

(a)
to inspect the state of repair and condition of the Premises;
(b)
to take inventories of the Fixtures and Fittings;
(c)
to determine whether the Tenant has complied with its obligations in this Lease and to remedy any breach of the Tenant's obligations;
(d)
to fix and retain without interference upon a suitable part of the Premises one or more notice boards for re-letting (but only within twelve months before the Termination Date) or selling the Landlord's interest in the Premises;
(e)
to view the Premises in connection with any dealing with the Landlord's interest in the Premises (by way of sale, charge or otherwise) or the re-letting of the Premises (but in the case of re-letting only within twelve months before the Termination Date);
(f)
to carry out any tests, inspections and surveys as the Landlord or a purchaser of the Landlord's interest in the Premises requires; and
(g)
to carry out Improvement Measures to the Premises which are specified in any Action Plan;
(h)
to exercise the rights reserved by this Lease and to comply with the obligations of the Landlord under this Lease.

4.11.2.
The Landlord must cause as little inconvenience as reasonably practicable and must make good any damage to the Premises caused by the exercise of the rights set out in Clause 4.11.1.

4.12.
Alterations

The Tenant must not make any structural or external alterations or additions to the Premises, merge the Premises with any adjacent property, cut, remove or divide the Premises, change the external appearance of the Premises or make any other alteration, addition or variation to the Premises except:-

4.12.1.
with the Landlord's Permission; and

4.12.2.
in accordance with drawings and specifications previously submitted to and approved in writing by the Landlord (such approval will not be unreasonably withheld or delayed provided that the proposed works will not have an unreasonably adverse impact on Environmental Performance.)

4.13.
Signs and Aerials

The Tenant must not affix to or display so as to be visible from outside of the Premises any sign, signboard, advertisement, hoarding, fascia, poster, placard, bill, notice or other notification (except such notification as is required by law), pole, aerial or satellite dish without the Landlord's prior written consent, which consent in the case of the Tenant's usual trade signage shall not be unreasonably withheld or delayed.

4.14.
Use

4.14.1.
The Tenant must not use the Premises otherwise than for the Permitted Use.

4.14.2.
The Tenant must not use the Premises:-

(a)
for a purpose which is noisy, noxious, offensive, dangerous, illegal or immoral;
(b)
for a purpose which is (or in the reasonable opinion of the Landlord may be or tend to become) an annoyance or nuisance or causes damage, inconvenience or disturbance to the Landlord or the owners or occupiers of nearby property;
(c)
to hold an auction, exhibition, public show or meeting, political meeting or gambling activity; or
(d)
as sleeping accommodation or for residential purposes.

4.15.
Security

4.15.1.
The Tenant must not leave the Premises continuously unoccupied for more than 21 days without first notifying the Landlord and providing such caretaking and security arrangements as the Landlord reasonably requires.

4.15.2.
The Tenant must ensure that at all times the Landlord has written notice of the name, home address and home telephone number of at least two keyholders of the Premises.

4.16.
Regulations

The Tenant must comply with all reasonable regulations for the Premises made by the Landlord from time to time and notified to the Tenant in writing. No such regulations may impose obligations on the Tenant that are materially inconsistent with the Tenant's rights and obligations under this Lease.

4.17.
Statutory Obligations

4.17.1.
The Tenant must comply with all obligations (whether relating to the Premises or their use) imposed by any Legislation and carry out such works, acts and others in respect of the Premises and their use as may, by virtue of Legislation, be required to be carried out whether by the owner, landlord, tenant or occupier.

4.17.2.
The Tenant must not do any act or thing as a result of which the Landlord may become liable to pay any penalty imposed by or liable to bear the whole or part of any expenses incurred under any Legislation. The Tenant must indemnify and keep the Landlord indemnified, on demand, against all Costs in connection with the same.

4.17.3.
The Tenant must procure that the requirements of the COM Regulations are complied with whenever they apply to any works which are carried out to the Premises by or on behalf of the Tenant. The Tenant must provide the Landlord with a copy of any health and safety file relating to such works as soon as practicable after completion of those works and must deliver the original of that file to the Landlord at the Termination Date. The Tenant elects, pursuant to Regulation 4(8) of the COM Regulations, to act as the only client in relation to any works to the Premises carried out by or on behalf of the Tenant.

4.18.
Planning and Environmental Matters

4.18.1.
Without the Landlord's prior written consent (not to be unreasonably withheld or delayed where the Landlord has consented to the intended works under Clause 4.12) the Tenant must not:-

(a)
apply for or implement any planning permission; or
(b)
give any notice to any authority of an intention to commence any development.

4.18.2.
The Tenant must supply to the Landlord a copy of any planning permission (including all approved plans) within five days after its receipt by the Tenant.

4.18.3.
The Tenant must pay and satisfy any charge that may be imposed under the Planning Acts.

4.18.4.
Unless the Landlord otherwise directs, the Tenant must carry out and complete before the Termination Date any development begun on the Premises and any works stipulated to be carried out to the Premises as a condition of any planning permission implemented by the Tenant during the Term irrespective of the date before which such works were required to be carried out.

4.18.5.
The Tenant must not without the Landlords' prior written consent enter into an agreement (including an agreement under section 75 of the Town and Country Planning (Scotland) Act 1997) or undertaking or serve a notice under the Planning Acts.

4.18.6.
The Tenant must not apply for any consent, licence or other authority under any environmental Legislation without the Landlord's prior written consent.

4.18.7.
Where any application by or on behalf of the Tenant for planning permission is refused or is granted subject to any condition(s) which the Landlord considers unreasonable, if the Landlord reasonably requires, the Tenant must lodge a notice of appeal immediately at the Tenant's expense, proceed diligently with such appeal and keep the Landlord informed of the progress of such appeal.

4.18.8.
If called upon to do so by the Landlord, the Tenant must produce to the Landlord all plans, documents and other evidence as the Landlord may reasonably require to satisfy itself that this Clause 4.18 has been complied with.

4.19.
Making of Claims

The Tenant must not commence proceedings or make any claim on account of any injury or damage to the Premises arising directly or indirectly from the erection of any structure or the alteration of any structure on any land neighbouring the Premises by the Landlord or for which the Landlord has given its permission or in respect of any servitude, wayleave or privilege granted or to be granted by the Landlord for the benefit of any land or structure erected or to be erected on any land neighbouring the Premises and at its own expense (if required) to consent to such permission given by the Landlord.

4.20.
Energy Performance

4.20.1.
The Tenant must provide to the Landlord (within 20 Business Days of written request) energy consumption data (measured in accordance with an industry accepted methodology agreed by the Landlord and Tenant each acting reasonably) associated with the actual use of the Premises to enable the Landlord to calculate the Operational Rating for the Premises to comply with any Action Plan.

4.20.2.
The Tenant must co-operate with the Landlord as far as is reasonably necessary to allow the Landlord to obtain an Energy Certificate including providing the Landlord with copies of any plans or other information held by the Tenant that would assist in obtaining an Energy Certificate.

4.20.3.
The Tenant must allow any energy assessor appointed by the Landlord to prepare an Energy Certificate such access to the Premises (on reasonable prior notice such notice to be not less than 48 hours) as is reasonably necessary to prepare the Energy Certificate.

4.20.4.
The Tenant must not commission an Energy Certificate unless required to do so by Legislation and after notifying the Landlord in writing.

4.20.5.
The Tenant must provide the Landlord with the unique reference number of any Energy Certificate commissioned by the Tenant and all supporting information, data, plans and specifications.

4.20.6.
The Tenant must indemnify the Landlord against all Costs arising directly or indirectly from an Energy Certificate commissioned by the Landlord becoming invalid as a result of any act or default of the Tenant.

4.20.7.
At the written request of the Tenant the Landlord will provide the Tenant with a copy of any Energy Certificate held by the Landlord for the Premises. The Landlord may charge the Tenant for providing a copy of the Energy Certificate which may be a proportion of the cost to the Landlord of obtaining the Energy Certificate.

4.21.
Notices

4.21.1.
The Tenant must give to the Landlord a copy of any notice, direction, order or proposal relating to the Premises promptly following receipt.

4.21.2.
At the request of the Landlord, and at the Landlord and Tenant's joint expense, the Tenant must make or join with the Landlord in making such objections to or representations against or in respect of such communication as the Landlord reasonably deems fit.

4.21.3.
The Tenant must take all steps required to comply with any such communication.

4.22.
Alienation

4.22.1.
Assignations
(a)
The Tenant must not assign the Tenant's interest in part only of the Premises.
(b)
The Tenant must not assign the Tenant's interest in the whole of the Premises without the Landlord's prior written consent, such consent not to be unreasonably withheld or delayed in the case of a respectable and responsible assignee of sound financial standing who is demonstrably capable of performing the whole of the Tenant's obligations under this Lease; Declaring that "of sound financial standing who is demonstrably capable" shall for the purposes of this Clause 4.22.1(b) include a requirement that the proposed assignee has exhibited audited accounts for the 3 financial years preceding the financial year in which the assignation is proposed, disclosing in each case net profits before tax of at least three times the Principal Rent (exclusive of VAT) payable at that time (providing always that if at that time the provisions of Clause 3.2 or 3.3 are then being applied, the Principal Rent (exclusive of VAT) for the purposes of this Clause 4.22.1(b) shall be deemed to be the Principal Rent (exclusive of VAT) payable immediately after the expiry of the period referred to in that Clause 3.2 or 3.3 (as the case may be)).

4.22.2.
Sub-leases

(a)
The Tenant must not sub-let part only of the Premises.
(b)
Subject to Clause 4.22.2(c) the Tenant must not sub-let the whole of the Premises without the Landlord's prior written consent, such consent not to be unreasonably withheld or delayed in the case of a respectable and responsible sub-tenant of sound financial standing.
(c)
The Tenant must not sub-let the whole of the Premises unless the permitted sub-lease:-

(i)
reserves a rent of not less than the passing rent payable by the Tenant hereunder at the time of grant without a fine, premium, grassum or lump sum commutation of rent;
(ii)
contains provisions for upwards only rent reviews to coincide with the rent reviews under this Lease and that the rent payable under the sub-lease is payable no more than one quarter in advance;
(iii)
contains an unqualified undertaking by the sub-tenant not to sub-under-let, assign, charge by way of fixed charge or otherwise in any way or for any purpose deal with the sub-tenant's interest in or part with or share possession or occupation of part only of the premises leased by the sub-lease;
(iv)
contains an unqualified undertaking by the sub-tenant not to sub-under-let, assign, charge by way of fixed charge or otherwise in any way or for any purpose deal with the sub-tenant's interest in or part with or share possession or occupation of the whole of the premises leased by the sub-lease without the Landlord's prior written consent (which consent will not be unreasonably withheld or delayed in respect of proposed assignation of the sub-tenant's interest in the whole of the premises leased by the sub-lease to a respectable and responsible assignee of sound financial standing);
(v)
contains an undertaking by the sub-tenant not to do or omit to do any act or thing which would or might cause the Tenant to be in breach of its obligations in this Lease;
(vi)
contains a provision that any permitted sub-under-lease granted out of such sub-lease whether mediate or immediate will contain similar provisions to those contained in the sub-lease; and
(vii)
is otherwise on the same terms (mutatis mutandis) as the terms of this Lease.

(d)
The Tenant must not vary the terms of any permitted sub-lease without the Landlord's Permission.
(e)
The Tenant must not accept a renunciation of part of the sub-let premises and must notify the Landlord in writing if the Tenant accepts a surrender of the whole of the sub-let premises.
(f)
Without prejudice to the Landlord's rights on breach, the Tenant must enforce the obligations of the sub-tenant under any permitted sub-lease (and must not release or waive any obligation in a permitted sub-lease at any time).
(g)
The Tenant must review the rent in accordance with the rent review provisions in any permitted sub-lease,but must not agree or have determined the reviewed rent until the corresponding review under this Lease has been agreed or determined.
(h)
The Tenant must notify the Landlord of the reviewed rent under any permitted sub-lease as soon as it has been agreed or determined.

4.22.3.
Sharing Occupation

(a)
Subject to Clause 4.22.3(b) the Tenant must not part with or share possession or share occupation of the whole or any part of the Premises or hold the Premises or any part of the Premises or the Tenant's interest in this Lease on trust for another.
(b)
The Tenant may share occupation of the Premises with a Group Company, provided that:-

(i)
no relationship of landlord and tenant or other occupancy rights is/are created which may be binding on the Landlord;
(ii)
notice of such sharing is given to the Landlord (including details of the relevant Group Company and of the areas which they will be occupying) prior to any such occupation being taken up and also upon any variation or termination of such sharing;
(iii)
any such sharing must cease immediately upon the relevant Group Company ceasing to be so related to the Tenant;
(iv)
the Tenant must indemnify the Landlord and keep the Landlord indemnified, on demand, against all Costs arising from the acts or omissions of such Group Company or those for whom they are responsible; and
(v)
any payment of rent and performance of other Tenant's obligations by any such Group Company will be deemed to have been effected by it as agent for and on behalf of the Tenant and may be accepted as such by the Landlord.

4.22.4.
Charging

(a)
The Tenant must not charge by way of fixed charge the Tenant's interest in part only of the Premises.
(b)
The Tenant must not charge by way of fixed charge the Tenant's interest in the whole of the Premises without the Landlord's prior written consent, such consent not to be unreasonably withheld or delayed in the case of a respectable and responsible chargee of sound financial standing,but provided always that there must not be more than one fixed charge over the Tenant's interest in the Premises at any one time.

4.22.5.
Notification of Dealings

Within two months after any Transaction the Tenant must deliver to the Landlord two extracts of the relevant document at the Tenant's expense and deliver a copy of any EPC obtained in connection with the Transaction.

4.23.
Yield Up

4.23.1.
The Tenant may serve notice on the Landlord no more than 12 months and no less than 6 months before the Termination Date requesting that the Landlord notifies them in writing which alterations or additions made to the Premises during the Term the Landlord agrees the Tenant need not remove by the Termination Date. The Landlord may serve notice on the Tenant with reference to this Clause 4.23.1 specifying items which the Tenant may leave in situ at the Termination Date but is under no obligation to do so. Any such counter notice by the Landlord is permissive only and will not prevent the Tenant from removing such alterations and additions.

4.23.2.
Unless otherwise specified by notice from the Landlord pursuant to Clause 4.23.1 the Tenant must remove all alterations and additions made to the Premises by the Tenant during the Term and make good any damage caused by their removal prior to the Termination Date.

4.23.3.
Subject only to the matters specified in a notice by or on behalf of the Landlord served pursuant to Clause 4.23.1, by the Termination Date the Tenant must:-

(a)
yield up the Premises with vacant possession, repaired, decorated and otherwise in accordance with the Tenant's obligations contained in this Lease; and
(b)
remove all refuse, tenant's and trade fixtures and loose contents, plant and equipment and similar installations from the Premises subject to obtaining any necessary consents and make good any damage caused by their removal.

4.23.4.
The Tenant must deliver to the Landlord all records relating to the Premises (including all works done pursuant to this Clause 4.23) as are required by all applicable Legislation no later than the Termination Date.

4.23.5.
Nothing in this Clause 4.23 prejudices the Landlord's right to serve a terminal schedule of dilapidations under this Lease.

4.23.6.
If at the Termination Date the Tenant has not fully implemented and/or performed all of its obligations contained in this Clause, then the Tenant must pay to the Landlord within 10 Business Days of demand the sum certified by the Landlord as being equal to:-

(a)
the reasonable and proper cost of carrying out all works to put the Premises in the condition they would have been in at the Termination Date had the Tenant fully complied with its obligations under this Clause; and
(b)
the Landlord's reasonable professional fees properly incurred or to be incurred in the approval and supervision of the carrying out of those works including obtaining the approval of any lender; and
(c)
the rent, insurance and rates which would have been payable by the Tenant under this Lease for the period beyond the Termination Date which would reasonably be required to carry out and complete the works that would be required for the Tenant to have complied fully with the terms of this Lease, provided that the Landlord will complete any such works as soon as reasonably practicable.

4.23.7.
In the event of a dispute between the parties regarding the sum to be paid under Clause 4.23.6 either party may refer the matter for determination by Arbitration in accordance with Clause 7.12.

4.23.8.
If the Tenant pays to the Landlord the sum agreed under Clause 4.23.6 or determined under Clause 4.23.7 within 10 Business Days of demand, the Landlord will accept the same in full satisfaction of the Tenant's liability under this Clause 4.23.

4.23.9.
Clause 4.23 will continue to be binding on the Parties after the end of the Term until the provisions of Clause 4.23 have been complied with.

4.24.
Rights of Light and Encroachments

4.24.1.
The Tenant must not make any acknowledgement that the flow of access, light or air to the Premises is enjoyed with the consent of a third party.

4.24.2.
If any access, light or air enjoyed by the Premises is obstructed the Tenant must notify the Landlord as soon as reasonably practicable and as soon as reasonably practicable take all steps the Landlord reasonably requires to prevent or secure the removal of the obstruction.

4.24.3.
The Tenant must not permit any new encroachment upon, or servitude to be made or acquired over the Premises.

4.24.4.
If any encroachment upon or servitude affecting the Premises is made or attempted to be made the Tenant must notify the Landlord as soon as reasonably practicable and as soon as reasonably practicable take all steps the Landlord reasonably requires to prevent any new encroachment or servitude being made or acquired.

4.25.
Production of Information

The Tenant must supply to the Landlord on request:-

4.25.1.
full details of the occupiers of the Premises and the terms upon which they occupy it;

4.25.2.
such evidence as the Landlord reasonably requires to satisfy itself that the Tenant's obligations in this Lease have been complied with; and

4.25.3.
all information that the Landlord reasonably requires from time to time to comply with the Landlord's obligations under any Legislation.

4.26.
Indemnity

The Tenant must indemnify the Landlord and keep the Landlord indemnified, on demand, against all Costs arising directly or indirectly out of a defect in or the condition or use of the Premises, any alterations or additions to the Premises, any alleged interference with any rights existing for the benefit of any nearby property, anything done or omitted to be done on the Premises, or any breach of the Tenant's obligations in this Lease.

In respect of any claim covered by the indemnity in Clause 4.26 or under any other indemnity claim contained in this Lease, the Landlord must:

(a)
give formal notice to the Tenant of the claim as soon as reasonably practicable after receiving notice of it;
(b)
provide the Tenant with any information and assistance in relation to the claim that the Tenant may reasonably require and the Landlord is lawfully able to provide, subject to the Tenant paying to the Landlord all costs incurred by the Landlord in providing that information and assistance; and
(c)
mitigate its loss (at the Tenant's cost) where it is reasonable for the Landlord to do so.

4.27.
Title Conditions

The Tenant must observe and perform the burdens, obligations, agreements, conditions and others contained or referred to in the Title Documentation so far as they are still subsisting and capable of taking effect and relate to the Premises.

4.28.
Obstructions

The Tenant must not place any goods or other items on or within the roads forming part of the Industrial Development nor obstruct the said roads.

5.
LANDLORD'S OBLIGATIONS
5.1.
Warrandice

Subject to the reservations, conditions and others contained or referred to in this Lease, the Landlord grants warrandice.

5.2.
Services

To use reasonable endeavours to procure that the Common Parts Owner (as defined in the Deed of Conditions) or a Manager (as defined in the Deed of Conditions) provides the Services (as defined in the Deed of Conditions) in accordance with the provisions of the Deed of Conditions and to make such reasonable representations to the said Common Parts Owner in respect of the provision of the said Services as the Tenant acting reasonably may request from time to time.

5.3.
Repayment of sums

5.3.1.
The Landlord must refund any Principal Rent and insurance premium payments paid in advance by the Tenant in relation to the period falling after the Termination Date within 20 Business Days after the Termination Date.

5.3.2.
When the Service Charge for the service charge year in which the Termination Date occurs (the "Final Year") has been reconciled in terms of the Deed of Conditions:-

(a)
the Tenant must pay any additional amount due from it in respect of the part of the Final Year running until the Termination Date within 20 Business Days of demand by the Landlord; and
(b)
the Landlord must repay to the Tenant within 20 Business Days any overpayment of Service Charge made by the Tenant in respect of the part of the Final Year running until the Termination Date.

5.3.3.
Clauses 5.3.1 and 5.3.2(b) will not apply if the Landlord ends this Lease under Clause 7 or if this Lease is disclaimed by the Crown or by a liquidator or trustee in bankruptcy of the Tenant.

5.4.
Entry Safeguards

The Landlord must, when entering the Premises to exercise any Landlord's rights:

5.4.1.
give the Tenant at least two Business Days' prior notice (except in the case of emergency, when the Landlord must give as much notice as may be reasonably practicable);

5.4.2.
observe the Tenant's requirements (but where that includes being accompanied by the Tenant's representative the Tenant must make that representative available);

5.4.3.
observe any specific conditions to the Landlord's entry set out in this Lease;

5.4.4.
cause as little interference to the Tenant's business as reasonably practicable;

5.4.5.
cause as little physical damage as reasonably practicable;

5.4.6.
repair any physical damage that the Landlord causes as soon as reasonably practicable;

5.4.7.
where entering to carry out works, obtain the Tenant's approval to the location, method of working and any other material matters relating to the preparation for, and execution of, the works, provided that such approval shall not be unreasonably withheld or delayed;

5.4.8.
remain on the Premises for no longer than is necessary; and

5.4.9.
where reasonably practicable, exercise any rights outside the normal business hours of the Premises.

6.
INSURANCE
6.1.
Landlord's Insurance Obligations

6.1.1.
Subject to Clauses 6.1.2 and 6.1.3, the Landlord must:-

(a)
insure and keep insuring:-

(i)
the Premises and all permitted additions and alterations against loss or damage by the Insured Risks in such sum as from time to time the Landlord reasonably considers represents the Reinstatement Value;
(ii)
against loss of the Principal Rent plus any VAT arising from the partial or total destruction of the Premises by any of the Insured Risks for three years or such longer period as the Landlord reasonably considers appropriate having regard to the likely period for reinstating the Premises and calculated having regard to future rent reviews;
(iii)
against loss of service charge in such sum as is estimated by the Landlord acting reasonably to cover the costs specified in Clause 5.2; and
(iv)
against public liability and property owner's liability having regard to the

Landlord's potential liability in respect of the Premises;

(b)
effect such insurance with insurers or underwriters of repute with the interest of the Tenant noted or endorsed on the policy (whether specifically or generically) whenever this is permitted under the policy;
(c)
take reasonable steps to procure that the insurers waive any rights of subrogation they might have against the Tenant (either specifically or generically); if requested in writing by the Tenant (but not more often than once in any year of the Term) produce to the Tenant reasonable evidence of the terms of the relevant policy and of payment of the last premium; and
(d)
notify the Tenant promptly of all material variations.

6.1.2.
The Landlord:-

(a)
is not obliged to maintain such insurance if and to the extent that:-

(i)
cover is not obtainable on reasonable terms from a reputable insurance company on the insurance market in the United Kingdom;
(ii)
any exclusion, condition or limitation is imposed by the insurers;
(iii)
such insurance becomes void, in whole or in part, or renewal is refused due to an act or default of the Tenant; or
(iv)
the Tenant has not informed the Landlord of the reinstatement cost of any alterations, additions or improvements to the Premises in accordance with Clause 6.2.3(b);

(b)
may effect such insurance through any agency that it decides provided that any such insurer is reputable;
(c)
may retain any commissions or other benefits for effecting or maintaining such insurance; and
(d)
may, where the Landlord is an insurance company or a member of a group of companies which includes an insurance company, self insure or insure with that insurance company at the usual rates and on the usual terms of such insurance company.

6.1.3.
For the purposes of Clause 6.1.1 the expression "the Premises" does not include any plate glass or any plant or machinery or other works installed or constructed by the Tenant, except to the extent the Landlord elects by notice to the Tenant, from time to time, that the Landlord will insure the same in terms of this Clause 6.1.

6.2.
Tenant's Insurance Obligations

6.2.1.
The Tenant must pay to the Landlord on demand a sum equal to:-

(a)
the gross amount payable by the Landlord for the insurance specified in Clause 6.1;
(b)
the proper and reasonable fees and expenses for professional valuations of the Premises for the purpose of determining the Reinstatement Value and/or the level of loss of rent insurance;
(c)
any normal commercial excess deducted by the insurers or underwriters in respect of a claim;
(d)
the reasonable fees and expenses payable to professional advisers and consultants properly incurred in connection with any insurance claim;

(e)
the cost of any increased or additional premium and all consequential expenses incurred by the Landlord as a result of a breach of Clause 6.2.2; and
(f)
any irrecoverable insurance monies under any policies effected by the Landlord where such monies are wholly or partly irrecoverable due to an act or default of the Tenant.

6.2.2.
The Tenant must not do or omit to do anything which would or might invalidate or prejudice the insurance of the Premises or any nearby property of the Landlord or which may cause an increased or additional premium for their insurance to be payable.

6.2.3.
The Tenant must notify the Landlord:-

(a)
immediately upon becoming aware of any damage to or destruction of the Premises or any event that might affect any insurance policy relating to the Premises; and
(b)
of the reinstatement cost of any authorised alterations, additions or improvements to the Premises prior to them being carried out or installed.

6.2.4.
The Tenant must comply with all the reasonable requirements and recommendations of the insurers of the Premises.

6.2.5.
Except to the extent specified in Clause 6.2.6, the Tenant must not effect any insurance of the Premises against the Insured Risks. If nevertheless the Tenant becomes entitled to the benefit of any insurance relating to the Premises the Tenant must pay all insurance monies received to the Landlord as soon as reasonably practicable.

6.2.6.
Unless covered by the Landlord's insurances in terms of Clause 6.1, the Tenant must insure and keep insured in the name of the Tenant all (if any) plate glass in the Premises, plant, machinery and other works installed or constructed by the Tenant within or upon the Premises against fire, breakage and all other usual risks in their full reinstatement value for the time being with an insurance office of repute approved in writing by the Landlord (acting reasonably). Whenever so required (but not more often than once in any year of the Term), the Tenant must produce to the Landlord the policy or policies for such insurance and evidence of payment of the last premium. Without prejudice to the Tenant's obligations under Clause 4.7, the Tenant must cause all monies received by virtue of such insurance to be laid out in reinstating the damage (and must reinstate such damage) as soon as possible, to the reasonable satisfaction of the Landlord. The Tenant must make up any shortfall in such insurance monies.

6.3.
Suspension of Rent

6.3.1.
Subject to Clause 6.3.2 if the Premises are destroyed or damaged by any of the risks against which the Landlord is obliged to insure in terms of Clause 6.1 or any Uninsured Risk so as to be unfit for occupation and use in whole or in part then the Principal Rent, or a fair proportion of it according to the nature and extent of the damage, will be suspended from the date of the damage or destruction until the earlier of:-

(a)
the date the Premises are again fit for occupation and use; and
(b)
the expiry of the period covered for loss of rent under the insurance policy effected by the Landlord.

6.3.2.
The Principal Rent (or a fair proportion of it according to the nature and extent of the damage) will not be suspended to the extent that the insurance effected by the Landlord is invalidated or payment of the policy monies refused in whole or in part due to an act or default of the Tenant.

6.4.
Reinstatement

If the Premises are damaged or destroyed by a risk against which the Landlord is obliged to insure then subject to:-

6.4.1.
the Landlord obtaining all necessary consents, which the Landlord will use reasonable endeavours to obtain;

6.4.2.
the payment by the Tenant of any excess deducted by the insurers or underwriters; and

6.4.3.
the Tenant having paid to the Landlord all sums payable in terms of Clause 6.2.1(f)

the Landlord will use all insurance proceeds received (other than in respect of loss of rent, costs and fees) and all sums received under Clause 6.2.1(f) as soon as reasonably practicable in rebuildingor reinstating the Premises so far as reasonably practicable to the same or a reasonably equivalent state as before such damage or destruction.

If there is destruction or damage to the Premises by an Uninsured Risk that leaves the whole or substantially the whole of the Premises unfit for occupation and use and the Landlord notifies the Tenant within 12 months afterwards that the Landlord wishes to reinstate, this clause [6.4] will then apply as if the damage or destruction had been caused by an Insured Risk.

6.5.
Tenancy to Continue

Subject to Clauses 6.3 and 6.6, this Lease will not terminate by reason of damage to or destruction of the Premises or any part of them or any other property whether by an Insured Risk or otherwise, but this Lease will remain in full force and effect and the Principal Rent and other sums payable by the Tenant under this Lease will continue to be payable in full.

6.6.
Termination of the Term

If, following damage or destruction by any of the risks against which the Landlord is obliged to insure in terms of Clause 6.1 the Premises are not reinstated so as to be fit for occupation and use by the earlier of (i) the end of the period which is covered by loss of rent insurance; and (ii) three years from the date of damage or destruction then either:-

6.6.1.
the Landlord; or

6.6.2.
the Tenant provided that the Tenant has first paid any sums due under Clauses 6.2.1(c) and 6.2.1(f),

may terminate this Lease by giving written notice to the other, at any time after such date (but prior to completion of such reinstatement). Immediately upon service of such notice this Lease will end, but without prejudice to the rights of either party against the other in respect of any prior breach of any obligation contained in this Lease. In the event of such determination (or if the rebuilding or reinstatement of the Premises is prevented or frustrated by any other reason) the whole of any insurance monies paid in respect of the Premises will belong to the Landlord.

If there is destruction or damage to the Premises that leaves the whole or substantially the whole of the Premises unfit for occupation and use and such damage or destruction is caused by an Uninsured Risk and:

(a)
the Landlord does not give the Tenant formal notice within 12 months after the damage or destruction that the Landlord wishes to reinstate, this Lease will end on the last day of that 12 month period; or

(b)
the Landlord gives the Tenant formal notice that the Landlord does not wish to reinstate, this Lease will end on the date of that notification by the Landlord.

6.7.
Disputes

Any disputes under this Clause 6 will be referred to Arbitration.

7.
PROVISOS
7.1.
Monetary Breach
7.1.1.
If a Monetary Breach occurs the Landlord may not terminate this Lease without first giving notice to the Tenant and to each Creditor:-

(a)
requiring payment of the outstanding sum within the period of fourteen days immediately following the date of service of the notice; and
(b)
stating that failure to pay within that period may result in this Lease being terminated.

7.1.2.
If neither the Tenant nor any Creditor complies with a notice given under Clause 7.1.1 the Landlord may, at any time afterwards:-

(a)
terminate this Lease with immediate effect by notice in writing to the Tenant; and
(b)
enter, repossess and enjoy the Premises as if this Lease had not been granted.
7.2.
Non-Monetary Breach
7.2.1.
If there is a Non-Monetary Breach which is capable of being remedied the Landlord may not terminate this Lease without first giving notice to the Tenant and to each Creditor specifying the Non-Monetary Breach on which the Landlord is seeking to rely and specifying a date by which that Non-Monetary Breach must be remedied stating that failure to remedy the breach by that date may result in this Lease being terminated.

7.2.2.
For the purposes of Clause 7.2.1:-

(a)
the date specified in any notice for remedy of a Non-Monetary Breach; and
(b)
any measure to be taken by the Tenant specified in any notice,

will be reasonable having regard to the nature and circumstances giving rise to the Non-Monetary Breach, the practicability of remedying it and the respective interests at that time of the Landlord, the Tenant and any Creditor under this Lease.

7.2.3.
If neither the Tenant nor any Creditor complies with a notice given under Clause 7.2.1 or if there is a Non-Monetary Breach which is not capable of being remedied the Landlord may:-

(a)
terminate this Lease with immediate effect by notice in writing to the Tenant; and
(b)
enter, repossess and enjoy the Premises as if this Lease had not been granted.
7.3.
Insolvency
7.3.1.
If the Tenant or any guarantor of the Tenant:-
(a)
(in the case of a company) goes into liquidation (either voluntary or compulsory other than a voluntary liquidation of a solvent company for the purpose of amalgamation or reconstruction) or if a receiver or an administrator is appointed; or
(b)
makes an application to be declared insolvent or becomes apparently insolvent; or
(c)
makes any arrangement with creditors; or
(d)
(in the case of a company) is struck off the register of companies or is dissolved; or
(e)
(in the case of an individual) has been sequestrated, enters in to an individual voluntary arrangement or signs a trust deed for creditors;

the Landlord may (subject to the terms of the Enterprise Act 2002) terminate this Lease with immediate effect by notice to the Tenant and enter, repossess and enjoy the Premises as if this Lease had not been granted.

7.3.2.
If, prior to this Lease being terminated in accordance with Clause 7.3.1 , the Insolvency Practitioner or Creditor delivers a validly executed personal undertaking (in a form acceptable to the Landlord acting reasonably) to accept personal liability for the payment of the rent specified in Clause 3 (whether due for the period before or after the Insolvency Date) and for the performance of all of the other obligations of the Tenant under this Lease from the Insolvency Date until the earlier of:-

(a)
the date of the permitted disposal of the Tenant's interest under this Lease;
(b)
the expiry of a six month period from the Insolvency Date; and
(c)
the date of the Landlord bringing this Lease to an end;

then the Landlord will not exercise its right in Clause 7.3.1 until the expiry of the period of six months from the Insolvency Date.

7.3.3.
If the Insolvency Practitioner or Creditor delivers to the Landlord a validly executed personal undertaking as specified in Clause 7.3.1, the Landlord will deal with any request for consent to assign this Lease made by the Insolvency Practitioner or Creditor in the same manner mutatis mutandis as if the request had been made by the Tenant.
7.4.
Preservation of Other Claims and Remedies
7.4.1.
The Landlord's rights under this Clause 7 are in addition, and without prejudice, to any other claims and remedies available to the Landlord.

7.4.2.
The termination of this Lease under the terms of Clauses 7.1, 7.2 or 7.3 will not prejudice any claim or remedy of the Landlord in respect of any previous breach of the Tenant's obligations under this Lease.

7.5.
Notices and Consents

7.5.1.
1 Any notice, request or consent under this Lease (including any notice to quit) must be in writing (which does not include e-mail or fax).

7.5.2.
Any notice must be:-

(a)
delivered by hand; or
(b)
delivered by commercial courier; or
(c)
sent by pre-paid recorded delivery post or other tracked mail service.

7.5.3.
Any notice to the Tenant is sufficiently served if sent:-

(a)
to its registered office if the Tenant is a body corporate; or
(b)
to his last known address in the UK or to the Premises if the Tenant is a person; or
(c)
to the firm and any one or more of the partners of it at the Premises if the Tenant is a firm; or
(d)
to the Tenant at the Premises in any other case.

7.5.4.
Any notice to the Landlord is sufficiently served if sent:-

(a)
to its registered office if the Landlord is a body corporate; or
(b)
to his last known address in the UK if the Landlord is a person; or
(c)
to the firm and any one or more of the partners of it at the principal place of business of the firm if the Landlord is a firm.

7.5.5.
Subject to Clause 7.5.6, a notice is deemed to have been received:-

(a)
at the time of delivery if delivered by hand; or
(b)
at the time of signature of the courier's receipt if delivered by commercial courier; or
(c)
48 hours from the date of posting if sent by recorded delivery post.

7.5.6.
If deemed receipt under Clause 7.5.5 is not within business hours (meaning 9am to 5pm on a Business Day), the notice is deemed to have been received at 9am on the next Business Day.

7.5.7.
To prove service, it is sufficient to prove that the envelope containing the notice was properly addressed and posted if sent by recorded delivery post.

7.5.8.
Rule 83 of the Arbitration Rule applies to any notice or other formal communication (as defined in that rule) relating to any Arbitration.

7.6.
Consent

Upon making an application for any consent or approval which is required under this Lease the Tenant must disclose to the Landlord such information as the Landlord may reasonably require.

7.7.
Withholding Consent

Without prejudice to any other reasons stated by the Landlord, the Landlord will be deemed to be acting reasonably in withholding consent or approval if:-

7.7.1.
the Landlord reasonably considers that the interests of good estate management so require; or

7.7.2.
the consent or approval of any head-landlord or any interposed landlord or any heritable creditor is not given.

7.8.
Third Party's Costs

If the consent or approval of any head landlord or any interposed landlord or any heritable creditor is also required, the costs of procuring such consents are to be met by the Tenant.

7.9.
Appointment of Managing Agents

The Landlords shall be entitled but not bound to appoint managing agents from time to time to manage the Landlord's interest in the Industrial Development including the collection of rents, insurance premiums and other payments due by the Tenant hereunder and the monitoring and enforcement of the obligations of the Common Parts Owner (as defined in the Deed of Conditions) or a Manager (as defined in the Deed of Conditions) to perform the Services (as defined in the Deed of Conditions) in accordance with the Deed of Conditions.

7.10.
Exclusion of Warranties and Liability

Notwithstanding anything to the contrary contained in this Lease:-

7.10.1.
the Landlord does not warrant or represent that the Permitted Use is, will be, or will remain, lawfully permitted under the Planning Acts or the Title Documentation. Any Landlord's Permission or other consent which the Landlord may give to any change of use does not include any such warranty or representation. The Tenant remains fully bound and liable to the Landlord in respect of the Tenant's obligations under this Lease without any compensation, recompense or relief of any kind even if such use is not lawfully permitted under the Planning Acts or otherwise; and

7.10.2.
the Landlord will at no time become liable to the Tenant for any Costs sustained by the Tenant due to any defect, inadequacy, decay, want of repair or otherwise in the Premises or due to the bursting, choking, stoppage or failure of any Conducting Media or for any Costs sustained by the Tenant through any act or omission of the owners, occupiers or tenants of nearby property.

7.11.
No Compensation

Any right of the Tenant (or of any occupier or sub-tenant) to claim compensation from the Landlord on vacating the Premises is excluded to the extent allowed by law.

7.12.
Arbitration

Where this Lease provides for reference to Arbitration:-

7.12.1.
the dispute in question must be finally determined by arbitration by a single arbitrator in terms of the Arbitration Act and the Arbitration Rules;

7.12.2.
the arbitrator may be appointed:-

(a)
by the Parties jointly; or
(b)
if they cannot or do not agree on the appointment within seven days of one Party first proposing a candidate to the other(s), by the chairman for the time being of the Royal Institution of Chartered Surveyors in Scotland (or his duly appointed deputy or other person authorised by him to make appointments on his behalf), on the written application of the Party commencing the arbitration;

7.12.3.
if the Tenant fails to pay any fees and expenses for which it is liable under rule 60 of the Arbitration Rules, the Landlord may pay the same (whether in terms of rule 56(2)(a) of the Arbitration Rules or otherwise) and the amount paid will be a debt due on demand from the Tenant to the Landlord;

7.12.4.
the Parties agree that rules 41 and 69 of the Arbitration Rules will be disapplied.

7.13.
No Waiver

No demand for or acceptance of rent (or any other monies due by the Tenant) by the Landlord or its agents constitutes or will be construed to mean a waiver of:-

7.13.1.
any of the Tenant's obligations or of the Landlord's remedies on breach; or

7.13.2.
the Landlord's right to review the rent payable under this Lease.

7.14.
Disputes with Adjoining Occupiers

If any dispute arises between the Tenant and the tenants or occupiers of any adjoining property of the Landlord in connection with the Premises and any of that adjoining property, it is to be decided by the Landlord (acting in the interests of good estate management) or in such manner as the Landlord (acting in the interests of good estate management) directs.

8.
LIMITATION OF LIABILITY OF TRUST AND TRUSTEES

The Trustees enter into this Lease in their capacity as trustees of the Trust and shall incur no personal liability of whatever nature (directly or indirectly, express or implied and howsoever arising). The liability of the Trust and the Trustees under or pursuant to this Lease shall in all circumstances be limited to the value of the assets of the Trust in the hands of and under the control of the Trust at the date of any claim less the amount of any prior claims and reasonable and proper costs incidental thereto.

9.
SEVERANCE

If any provision of this Lease is or becomes illegal, invalid or unenforceable in any jurisdiction, that does not affect:-

9.1
the legality, validity or enforceability in that jurisdiction of any other provision of this Lease; or
9.2
the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Lease.

10.
CONTRACT (THIRD PARTY RIGHTS) (SCOTLAND) ACT 2017

This Lease does not create any rights in favour of third parties under the Contract (Third Party Rights) (Scotland)Act 2017 to enforce or otherwise invoke any provision of this Lease.

11. GOVERNING LAW AND JURISDICTION

This Lease and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) is to be governed by and construed in accordance with the Law of Scotland. Except where a specific alternative provision has been made elsewhere in this Lease the Parties irrevocably agree that the Scottish Courts have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Lease, its subject matter or formation (including non-contractual disputes or claims).

12. CONSENT TO REGISTRATION

The Parties consent to the registration of this Lease and of any certificate issued under this Lease for preservation and execution: IN WITNESS WHEREOF these presents consisting of this and the preceding 27 pages together with the Schedule annexed are executed as follows:-

Executed for an on behalf of BNP Paribas Depositary Services (Jersey) Limited a company incorporated in Jersey as trustee of the Mayfair Capital Commercial Property Trust, being persons who, in accordance with the laws of that territory, are acting under authority of the company:

Authorised Signatory Full Name of Authorised Signatory

Authorised Signatory Full Name of Authorised Signatory

Witness Full Name of Witness

Address of Witness

Date when signed:

Place where signed:

Executed for and on behalf of BNP Paribas Depositary Services Limited a company incorporated in Jersey as trustee of the Mayfair Capital Commercial Property Trust, being persons who, in accordance with the laws of that territory, are acting under authority of the company:

Authorised Signatory Full Name of Authorised Signatory

Authorised Signatory Full Name of Authorised Signatory

Witness Full Name of Witness

Address of Witness

Date when signed:

Place where signed:

Executed for and on behalf of LumiraDx UK Ltd

at: Weybridge on: Sep 28, 2020 by: Peter Welch	/s/ Peter Welch For and on behalf of LumiraDx UK Ltd /s/ G. Welch Witness